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              COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11.1  -  STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

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                                                             Year ended
                                                              February
                                                                28(29),
                                                1994             1993          1992

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PRIMARY
   Net earnings                                 $179,460       $140,073        $60,196
   Preferred stock dividend requirement            (732)        (3,482)        (3,800)

   Net earnings applicable to common stock      $178,728       $136,591        $56,396


   Average shares outstanding                     88,792         80,678         61,461
   Net effect of dilutive stock options -
   based on the treasury stock
   method using average market price               1,709          1,836          2,339

       Total average shares                       90,501         82,514         63,800


   Per share amount                                $1.97          $1.65          $0.89


FULLY DILUTED
   Net earnings                                 $179,460       $140,073        $60,196
   Add 7% convertible subordinated
   debentures interest, net of
   income taxes                                        -              -            161

   Net earnings applicable to common stock      $179,460       $140,073        $60,357


   Average shares outstanding                     88,792         80,677         61,461
   Net effect of dilutive stock options -
   based on the treasury stock
   method using the year-end market
   price, if higher than
   average market price                            1,709          2,387          2,646
   Assumed conversion of 7% convertible                                            770
   subordinated debentures                           -            -
   Assumed conversion of convertible
   preferred shares                                1,944          9,150         10,057

       Total average shares                       92,445         92,214         74,934


   Per share amount                                $1.94          $1.52          $0.81


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